October 25, 1996


John Hancock Series, Inc.
101 Huntington Avenue
Boston, MA  02199

Re:  Rule 24f-2 Notice for John Hancock Series, Inc.
     for John Hancock High Yield Tax-Free Fund
     (File Nos. 33-16048; 811-5754) (0000819300)

Ladies and Gentlemen:

In connection with the filing of a Notice pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended, making definite the registration under the Securities Act of 1933 of 3,529,868 shares of the John Hancock High Yield Tax-Free Fund series of John Hancock Series, Inc. sold in reliance upon said Rule 24f-2 during the fiscal year ended August 31, 1996, it is the opinion of the undersigned that such shares were legally issued, fully paid and nonassessable.

Sincerely,

JOHN HANCOCK ADVISERS, INC.

/s/ Theresa Apruzzese

Theresa Apruzzese
Assistant Secretary
Member of Massachusetts Bar